Exhibit 99.2

INVESTOR CONTACT:
Endologix, Inc.
Vaseem Mahboob, CFO
(949) 595-7200

Endologix Appoints John Onopchenko as Chief Executive Officer

IRVINE, Calif., May 2, 2018 - Endologix, Inc. (Nasdaq: ELGX), a developer and marketer of innovative treatments for aortic disorders, today announced that it has appointed John Onopchenko as the Company’s Chief Executive Officer, effective immediately.

Dan Lemaitre, Chairman of the Board of Directors of Endologix, Inc., commented, “We are very pleased to welcome John as our Chief Executive Officer. Over the course of the past seven months in the COO role, John has shown the Board first hand that he is an exceptional operator with significant manufacturing, clinical, and regulatory experience. His proven skills in scaling and improving productivity in global commercial organizations at Johnson & Johnson and GE Medical and as a medical device venture capitalist give us confidence in his ability to lead Endologix on an exciting path forward. Separately, on behalf of the Board of Directors, I would like to thank John McDermott for his invaluable contributions to Endologix and for making this transition as smooth as possible.”

John Onopchenko, Chief Executive Officer of Endologix, Inc., said, “I am honored to be named Chief Executive Officer of Endologix. Since joining the Company as COO, I have been deeply involved in the operations of the organization, and I’m excited about the bright future that Endologix has ahead of it. I am looking forward to further advancing the Company’s innovative portfolio, enhancing its credibility and reputation with our physicians and customers, and building a culture of accountability, with the ultimate goal of delivering value to our stakeholders around the globe.”

Exhibit 99.2

Mr. Onopchenko, who brings to Endologix almost thirty years of executive leadership experience in medical devices, has served as the Company’s Chief Operating Officer since October 2017. Before joining Endologix, Mr. Onopchenko was Executive Vice President for Acutus Medical, where he was responsible for program management/product development, quality, marketing, and sales. Prior to that, he served on the Board of Directors of Volcano Corporation (“Volcano”) and later became the company’s Executive Vice President / Chief Operating Officer. While at Volcano, he was responsible for its peripheral business unit, regulatory affairs, quality assurance, program management/product development, clinical affairs, business development, and the Axsun business unit. Following Volcano’s acquisition by Philips, John was retained as Senior Vice President and Head of Therapy Strategy. Before joining Volcano, Mr. Onopchenko spent approximately 10 years at Johnson & Johnson, where he led medical device investments with Johnson & Johnson Development Corporation and was responsible for worldwide operations for Advanced Sterilization Products.

Mr. Onopchenko earned his MBA from the University of Chicago and a Bachelor of Science from Ursinus College in Collegeville, Pennsylvania.

About Endologix, Inc.
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 80%, making it a leading cause of death in the United States. For more information, visit www.endologix.com.

Cautions Regarding Forward-Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking

Exhibit 99.2

statements generally can be identified by the use of words such as “anticipate,” “expect,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” "continue," "outlook," “guidance,” "future,” other words of similar meaning and the use of future dates. Forward-looking statements used in this press release include, but are not limited to, statements regarding the anticipated commencement (and commensurate benefits) of Mr. Onopchenko’s employment with Endologix, and statements regarding Endologix’s prospects, the accuracy of which are necessarily subject to risks and uncertainties that may cause Endologix’s actual results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ materially and adversely from anticipated results include continued market acceptance, hiring, integration and retention of the Endologix’s executive management team, endorsement and use of Endologix's products (including market acceptance and adoption of the Nellix EVAS System with its refined IFU), risks associated with the manufacturing of Endologix’s products, the success of clinical trials relating to Endologix’s products (including the clinical results of the EVAS2 study), product research and development efforts, risks involved in the manufacture of Endologix’s products, uncertainty in the process of obtaining and maintaining U.S. FDA and other regulatory approvals for Endologix's products, Endologix’s ability to access equity and debt capital on acceptable terms, Endologix’s ability to enter into or maintain existing financing arrangements on acceptable terms, risks associated with international operations, including currency exchange rate fluctuations, Endologix’s ability to protect its intellectual property rights and proprietary technologies, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed upon the forward-looking statements contained in this press release, which speak only as of the date of this press release. Endologix undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Quarterly Reports on Form 10-Q, for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied.

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